                           Schedule 14C Information
                           ------------------------

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                              (Amendment No.   )


Check the appropriate box:

/ /   Preliminary Information Statement
/ /   Confidential for Use of the
      Commission Only (as permitted by
      Rule 14c-5(d)(2))
/X/   Definitive Information Statement


                    (Name of Registrant as Specified in Charter)

                          Graybar Electric Company, Inc.
                      -------------------------------------


Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)   Title of each class of securities to which transaction applies:


      -------------------------------------------------------------------------


(2)   Aggregate number of securities to which transaction applies:


      -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):



      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:


      -------------------------------------------------------------------------

(5)   Total Fee Paid:


      -------------------------------------------------------------------------


/ /   Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

      -------------------------------------------------------------------------


(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------


(3)   Filing Party:

      -------------------------------------------------------------------------


(4)   Date Filed:

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

                     GRAYBAR ELECTRIC COMPANY, INC.
                        34 NORTH MERAMEC AVENUE
                        CLAYTON, MISSOURI 63105


                          --------------------

                         INFORMATION STATEMENT

                          --------------------


     This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 8, 2000 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

     The record holders of Common Stock outstanding at the close of business on April 21, 2000 will be entitled to attend and to vote at the meeting. On April 21, 2000, there were outstanding 5,837,243 shares of Common Stock. Each share is entitled to one vote.

     On April 21, 2000, 94% or 5,502,174 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of C. L. Hall, R. H. Haney, G. W. Harper, R. D. Offenbacher and R. A. Reynolds, Jr., all of 34 North Meramec Avenue, Clayton, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company. The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

     This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 12, 2000.



          ---------------------------------------------------
               WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                 ARE REQUESTED NOT TO SEND US A PROXY.
          ---------------------------------------------------

                   DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION AS DIRECTORS

     Fourteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and, with the exception of J. H. Hinshaw, are presently directors of the Company. Certain additional information concerning them is set forth in the table.


                                                                                                                NUMBER OF
                                                                                                                SHARES OF
                                                                                                                 COMMON
                                                                                                                 STOCK
                                                                                               YEAR IN        BENEFICIALLY
                                                                                                WHICH           OWNED ON
                                                                                               BECAME A          APRIL 21,
NAME                     AGE                BUSINESS EXPERIENCE LAST FIVE YEARS                DIRECTOR       2000<F1><F2>
----                     ---                -----------------------------------                --------       ------------

R. A. Cole                50        Employed by Company in 1972; District Manager 1994           1998             3,102
                                    to 1995; District Vice President 1995 to present.

T. F. Dowd                56        Employed by Company in 1997; Vice President, Secretary       1997             1,285
                                    and General Counsel September 1997 to present; Partner,
                                    Bryan Cave (law firm) 1989 to 1997.

T. S. Gurganous           50        Employed by Company in 1973; District Manager 1990 to        1995             4,392
                                    1995; District Vice President 1995 to present.

C. L. Hall                62        Employed by Company in 1959; Executive Vice President        1989            10,771
                                    1994 to 1995; President 1995 to present.

R. H. Haney               57        Employed by Company in 1962; District Manager 1985 to        1991             7,801
                                    1995; Senior Vice President-Electrical Business 1995 to
                                    present.

G. W. Harper              63        Employed by Company in 1957; Vice President-Operations       1990             7,995
                                    1990 to present.



                                  2


                                                                                                                NUMBER OF
                                                                                                                SHARES OF
                                                                                                                 COMMON
                                                                                                                 STOCK
                                                                                               YEAR IN        BENEFICIALLY
                                                                                                WHICH           OWNED ON
                                                                                               BECAME A          APRIL 21,
NAME                     AGE                BUSINESS EXPERIENCE LAST FIVE YEARS                DIRECTOR       2000<F1><F2>
----                     ---                -----------------------------------                --------       -----------

J. H. Hinshaw             55        Employed by Company in May 2000; Senior Vice President        --                --
                                    and Chief Financial Officer; Vice President and
                                    Treasurer, Monsanto Company 1984 to 1999.  Ms. Hinshaw
                                    is a director of Insituform Technologies, Inc.

G. D. Hodges              57        Employed by Company in 1963; District Manager 1989 to        2000             5,964
                                    1995; District Vice President 1995 to present.

J. C. Loff                50        Employed by Company in 1980; District Manager 1993 to        1998             3,132
                                    1995; District Vice President 1995 to present.

G. J. McCrea              60        Employed by Company in 1963; District Manager 1987 to        1995             6,304
                                    1995; District Vice President 1995 to present.

R. D. Offenbacher         49        Employed by Company in 1968; District Manager 1990 to        1994             5,385
                                    1995; District Vice President 1995 to present.

R. A. Reynolds, Jr.       51        Employed by Company in 1972; Senior Vice President-Comm/     1993             6,075
                                    Data Business 1995 to present.

C. R. Udell               55        Employed by Company in 1965; Vice President 1993 to          1996             6,324
                                    present.

J. F. Van Pelt            61        Employed by Company in 1985; Vice President-Human            1986             6,632
                                    Resources 1986 to present.

--------------------------

<F1> All the shares of Common Stock listed are held of record by the
     Voting Trustees under the Voting Trust Agreement dated as of April 1, 1997. On April 21, 2000, no single director owned beneficially more than 1% of the outstanding Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 94% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.



                                  3


<F2> On April 21, 2000, all officers and directors as a group, including those individuals listed above, with the exception of J.
     H. Hinshaw (34 persons), owned Voting Trust Certificates representing 140,148 shares of Common Stock (approximately 2% of the outstanding). No officer or director owns shares of Common Stock of record. In addition, at such date, J. W. Wolf, who retired as an officer and director on April 1, 2000, owned Voting Trust Certificates representing 9,161 shares of Common Stock, and the estate of J. R. Seaton, who retired as an officer and director on December 1, 1999, owned Voting Trust Certificates representing 9,580 shares of Common Stock.

COMMITTEES

     The Company has an Audit Committee, which met two times in 1999, and a Compensation Committee, which met 10 times in 1999. The Company has no nominating committee.

     Messrs. McCrea, Cole, Hodges and Loff are the current members of the Audit Committee. Generally, this Committee meets with the Company's internal auditors, corporate officers and the Company's independent auditors on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial accounting and operating controls and systems and the scope of the audits of both the independent auditors and internal auditors. The Audit Committee reviews and reports to the Board of Directors on the results of such audits and its recommendations relating to financial reporting and accounting practices and policies.

     Messrs. Haney, Harper, Reynolds, Van Pelt and J. H. Kipper, who is Vice President and Comptroller, serve on the Compensation Committee which in consultation with independent compensation specialists reviews the Company's compensation policy and makes recommendations to the President with respect to program changes.

BOARD AND COMMITTEE ATTENDANCE

     The Board of Directors met four times in 1999. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

DIRECTOR COMPENSATION

     Directors are paid a meeting fee of $300 for each Board meeting attended.

EXECUTIVE COMPENSATION

     The following table summarizes the total compensation of the Chief Executive Officer and the five other most highly compensated executive officers of the Company for fiscal year 1999, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                        SUMMARY COMPENSATION TABLE


                                                                        Annual Compensation
  Name and Principal                                       -------------------------------------------         All Other<F3>
      Position                             Year                 Salary<F1>            Bonus<F1><F2>            Compensation
----------------------                   --------          -------------------------------------------       ----------------

C. L. Hall,                                1999                  370,488                 406,054                  73,692
President and Chief                        1998                  336,798                 366,436                  88,364
Executive Officer                          1997                  306,180                 342,922                  80,413

R. H. Haney,                               1999                  199,172                 177,363                  35,866
Senior Vice President                      1998                  180,418                 159,490                  42,461
                                           1997                  160,666                 146,206                  38,833

R. A. Reynolds, Jr.,                       1999                  199,172                 177,363                  35,866
Senior Vice President                      1998                  180,418                 159,490                  42,461
                                           1997                  160,666                 146,206                  38,833

J. R. Seaton,                              1999                  178,134                 157,973                  34,742
Vice President<F4>                         1998                  191,502                 169,289                  46,945
                                           1997                  186,386                 169,611                  45,957

J. W. Wolf,                                1999                  175,830                 156,577                  32,179
Vice President<F5>                         1998                  165,114                 145,962                  39,888
                                           1997                  155,730                 141,715                  37,865

G. W. Harper,                              1999                  168,000                 149,604                  30,284
Vice President                             1998                  152,536                 134,841                  36,797
                                           1997                  143,428                 130,519                  34,919

<F1> Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 1997, 1998, 1999 and 2000 and 2% to 25% of bonus payments in 1997, 1998, 1999 and 2000. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

<F2> Bonus paid on March 15th each year under the Company's Management
     Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.



                                  5


<F3> Profit sharing contributions accrued for the years indicated.  The profit sharing contribution for 1997 was made on March 31, 1998, the profit sharing contribution for 1998 was made on March 31, 1999 and the profit sharing contribution for 1999 was made on April 3, 2000. Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code. For 1999, $42,974 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $12,891, $12,891, $11,838, $12,530 and
     $8,393 were credited to the deferred compensation accounts of Messrs. Haney, Reynolds, Seaton, Wolf and Harper, respectively.

<F4> Retired as an officer and director effective December 1, 1999.

<F5> Retired as an officer and director effective April 1, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At December 31, 1999, the members of the Compensation Committee of the Board of Directors were Messrs. Haney, Harper, Kipper, Reynolds and Van Pelt, all of whom were officers and employees of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such policies and compensation, including the chief executive officer's salary.

     The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

     The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty-five years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of all operating units and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment (for sales, gross margin and net profit) and return on sales.

/s/            R. H. Haney             R. A. Reynolds, Jr.
               G. W. Harper            J. F. Van Pelt
               J. H. Kipper

PENSION PLAN

     The Company has a qualified defined benefit pension plan covering all eligible full-time employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier if they are at least age 60 with 20 years of credited service. Prior to January 1, 1993, employees could retire and begin receiving pensions at age 55 with 20 years or more of credited service, at age 50 with 25 years of credited service, or any age with 30 years of credited service under the plan. Employees who had completed 15 years of service on December 31, 1992 may still retire and receive their entire benefit under the pre-1993 rule, but employees who had not completed 15 years of service on December 31, 1992 can receive only the benefit accrued on December 31, 1992 under the old rule, and the benefit accrued after that date under the new rule.

     The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of credited service without giving effect to any applicable Social Security offset.


                                            PENSION PLAN TABLE


                                                                         Years of Service
                Covered                ------------------------------------------------------------------------------------
              Compensation                  20                25                30                35                40
              ------------               --------          --------          --------          --------          --------

               $  300,000                $ 60,000          $ 75,000          $ 90,000          $105,000          $120,000
               $  400,000                $ 80,000          $100,000          $120,000          $140,000          $160,000
               $  600,000                $120,000          $150,000          $180,000          $210,000          $240,000
               $  800,000                $160,000          $200,000          $240,000          $280,000          $320,000
               $1,000,000                $200,000          $250,000          $300,000          $350,000          $400,000


     An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of credited service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 1999, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: C. L. Hall - 40, R. H. Haney - 37, R. A. Reynolds, Jr. - 27, J. R. Seaton - 17, J. W. Wolf - 37 and G. W. Harper - 42. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's Composite Index of 500 Stocks and the Standard & Poor's Electrical Equipment Index. The companies included in the S&P Electrical Equipment Index are Cooper Industries, Inc., Emerson Electric Co., General Electric Company, Molex Incorporated, Rockwell International Corp., Solectron Corporation and Thomas & Betts Corp. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.


                [Total Shareholders' Returns Graph]


======================================================================================================================
                                     1994           1995           1996           1997           1998           1999
----------------------------------------------------------------------------------------------------------------------
Graybar Electric Company, Inc.     $100.00        $116.86        $128.93        $148.98        $179.93        $207.91
----------------------------------------------------------------------------------------------------------------------
S&P 500 Index                      $100.00        $137.58        $169.17        $225.60        $290.08        $351.12
----------------------------------------------------------------------------------------------------------------------
S&P Electrical Equipment Index     $100.00        $140.33        $192.73        $271.60        $364.51        $546.57
======================================================================================================================

     Assumes $100 invested on December 31, 1994 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 3, 1995).

                RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 1999 and will be considered for reappointment by the Board of Directors in June 2000. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting of Shareholders.

                            MISCELLANEOUS

     Effective October 1, 1999, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 2000 of $69,388.

     The management of the Company knows of no other matters to be brought before the meeting.

                  By Order of the Board of Directors

                            THOMAS F. DOWD
                              Secretary

May 12, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND
EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1999 WILL BE MADE
AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                              -------
                           G R A Y B A R

                       ELECTRIC COMPANY, INC.








                       INFORMATION STATEMENT












                            MAY 12, 2000

                                 APPENDIX

     Page 8 of the printed information statement contains a Total Shareholders Returns graph. The information contained within the graph is restated in the table immediately following the graph.